Exhibit 23.2

NOTE REGARDING ARTHUR ANDERSEN LLP

The Company was unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report that it issued in connection with its audit of the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000 and its report on financial statement schedule dated February 15, 2002 because Arthur Andersen LLP has ceased operations.

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